UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3/A

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Spinnaker Investment Partners, L.P.
   56 John Street
   Southport, CT  06890

2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   April 28, 2003

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant (right to       |Immed.    |4/10/|P |   Common Stock        |1193546  | $0.50    |  D          |                           |
 purchase)              |          |2008    |                       |         |          |             |                           |
                        |          |(1)     |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Series E Preferred      |(2)       |N/A     |   Common Stock        |8292975  | $0.06    |             |                           |
 Stock                  |          |        |                       |  (3)    |  (4)     |  D          |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The warrant will expire earlier if (i) shareholder approval is obtained for the conversion of the Series E Preferred Stock held by Spinnaker Investment Partners, L.P. or (ii) if a formal exception from Nasdaq is received with respect to such shareholder approval.

(2) The Series E Preferred Stock is not convertible until the earlier of (i) shareholder approval of the conversion of the Series E Preferred Stock or (ii) a formal exception from Nasdaq from obtaining such shareholder approval.

(3) Any shares of common stock issued upon exercise of the warrant will reduce the number of shares that may be acquired pursuant to the conversion of the Series E Preferred Stock.

(4) Approximate conversion price based on the number of shares of common stock outstanding as of April 10, 2003 and assuming shareholder approval of conversion on that date.

[This Form 3/A is being filed as an amendment to the original Form 3 filed on April 28, 2003, which was not duly conformed with a signature and date.]

                               /s/ Charles C. Matteson, Jr.       April 24, 2003
                               -----------------------------      --------------
                               Signature of Reporting Person      Date